Exhibit 99.1

HERTZ GLOBAL HOLDINGS SECURES A $4 BILLION COMMITMENT FOR FLEET FINANCING TO SUPPORT A REFRESHED AND ROBUST VEHICLE FLEET

Hertz’s 2021 Rental Fleet Plan Anticipates Purchase of Up to 229,000 Vehicles

ESTERO, FLA., November 5, 2020 -- Hertz Global Holdings, Inc. (“Hertz” or “The Company”) (OTCPK: HTZGQ) today announced that it has secured commitments for fleet financing totaling $4 billion and has filed a motion for approval of The Hertz Corporation entering into the documentation for the financing by the U.S. Bankruptcy Court for the District of Delaware. Upon approval, and together with the up to $1 billion of Hertz’s debtor-in-possession financing that may be used for equity in the fleet financing subsidiary, Hertz will have access to up to $5 billion in total funding to support its fleet financing needs.

Hertz plans to refresh its rental car fleet in 2021 and anticipates the purchase of approximately 229,000 vehicles. To execute that plan, Hertz will create a newly-formed special purpose entity that will be a direct wholly-owned subsidiary of The Hertz Corporation. Athene USA Corporation, an affiliate of Apollo Capital Management, L.P., committed to provide the new subsidiary the proposed $4 billion financing, and it is expected to be structured as an asset-backed securitization short-term facility. The Company expects to begin placing orders for deliveries of new vehicles that would commence in the first quarter of 2021.

Hertz President and CEO Paul Stone said, “This new $4 billion financing provides us with an efficient and cost-effective way to maintain a robust and competitive fleet with new cars that appeal to our customers and enables Hertz to continue delivering an industry-leading experience which has earned Hertz two consecutive No. 1 rankings by J.D. Power for Rental Car Customer Satisfaction. We appreciate Apollo’s support as we continue taking steps to best position our business as a rental car leader through the pandemic and for the future.”

The new fleet financing is subject to the Bankruptcy Court’s approval of the entry into certain documentation necessary for the financing and other customary conditions, with a hearing scheduled for November 24, 2020.

Moelis & Co. is serving as investment banker, FTI Consulting is serving as Hertz’s financial advisor and White & Case LLP is serving as Hertz’s legal advisor.

For additional information and Court filings, visit: https://restructuring.primeclerk.com/hertz.

Hertz received the highest score in the J.D. Power 2019-2020 North America Rental Car Satisfaction Study of customers’ satisfaction with airport rental car experience. Visit jdpower.com/awards for more details.
# # #

About Hertz

The Hertz Corporation, a subsidiary of Hertz Global Holdings, Inc., operates the Hertz, Dollar and Thrifty vehicle rental brands throughout North America, Europe, the Caribbean, Latin American, Africa, the Middle East, Asia, Australia and New Zealand. The Hertz Corporation is one of the largest worldwide vehicle rental companies, and the Hertz brand is one of the most recognized globally. Additionally, The Hertz Corporation owns the vehicle leasing and fleet management leader Donlen Corporation, operates the Firefly vehicle rental brand and Hertz 24/7 car sharing business in international markets and sells vehicles through Hertz Car Sales. For more information about The Hertz Corporation, visit www.hertz.com.

For further information:

Hertz Media Relations
mediarelations@hertz.com